Exhibit 5.1

June 3, 2016

EPR Properties

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

Re:	Registration Statement on Form S-8

EPR Properties 2016 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to EPR Properties, a Maryland real estate investment trust (the “Company”), and, at the request of the Company, have examined the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and regulations promulgated thereunder.

The Registration Statement relates to, among other things, the registration under the Securities Act of 1,950,000 common shares of beneficial interest, $0.01 par value per share, of the Company (the “Registered Securities”) issuable from time to time pursuant to the Company’s 2016 Equity Incentive Plan (the “Plan”).

As the basis for the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Amended and Restated Declaration of Trust of the Company, as amended to date (the “Charter”), (iii) the Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws”), (iv) the Plan, (v) resolutions and the record of actions taken by the Company’s board of trustees and committees thereof and by the Company’s shareholders, in each case, with respect to, among other things, the authorization and approval of the Plan, the Registered Securities and the preparation and filing with the Commission of the Registration Statement (such authorizations and approvals referred to herein as the “Approval Proceedings”), (vi) a Certificate of Legal Existence and Good Standing as a Maryland Real Estate Investment Trust issued by the Department of Assessments and Taxation of Maryland with respect to the Company, dated as of a recent date, and (vii) such other instruments, documents and corporate records as we have deemed necessary or appropriate for purposes of the opinions expressed herein. In addition, we have reviewed certain certificates of public officials and of officers of the Company and have examined such matters of law, in each case, as we have deemed necessary as a basis for the opinions expressed herein.

For purposes of the opinions expressed herein, we have assumed (i) the accuracy and completeness of all documents submitted to us, (ii) the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted

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June 3, 2016

to us as copies and the authenticity of the originals of all documents submitted to us as copies, (iii) the legal capacity of all natural persons, (iv) the genuineness of the signatures of persons signing all documents in connection with which the opinions herein are rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company, (v) that the consideration to be received by the Company in exchange for each Registered Security to be issued pursuant to the Plan constitutes adequate consideration therefor and is actually received by the Company, (vi) that the Registered Securities will not be issued or transferred in violation of any restriction or limitation contained in the Charter, the Bylaws or the Plan. In addition, we have assumed the accuracy of, and have relied upon, the statements, representations and certificates of public officials and of officers of the Company with respect to certain factual matters that we have not independently established or verified.

Our opinions expressed herein are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium, arrangement and other laws affecting creditors’ rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers, (ii) the limitations imposed by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law, and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

Based on the foregoing and subject to the limitations and assumptions set forth herein, we are of the opinion that the Registered Securities have been duly authorized by the Company and, when issued to the Plan participants against the provision to the Company of the specified consideration therefor, in each case, as provided in and in accordance with the Plan and the applicable award agreements and the applicable Approval Proceedings, will be validly issued, fully paid and non-assessable.

Our opinions and statements expressed herein are restricted to matters governed by (i) the federal laws of the United States of America, and (ii) Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, and we express no opinion as to any matter arising under the laws of any other jurisdiction, including, without limitation, the statutes, ordinances, rules and regulations of counties, towns, municipalities and special political subdivisions of any state. We advise you that the issues addressed by this letter may be governed in whole or in part by other laws, and we express no opinion as to whether any relevant difference exists between the laws upon which our opinions herein are based and any other laws that may actually govern.

The opinions expressed herein are limited to the specific issues addressed herein, and we express no opinion, whether by implication or otherwise, as to any matters beyond

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June 3, 2016

that expressly stated herein. This letter shall not be construed as or deemed to be a guaranty or insuring agreement. The opinions expressed herein are rendered as of the date first written above and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or of facts, circumstances, events or developments of which we become aware after the date hereof and which may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules of the Commission promulgated thereunder.

Sincerely,

/s/ Stinson Leonard Street LLP